U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     The P/A Fund, L.P.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     c/o Adams Capital Management
     518 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

    Sewickley                          PA                 15143
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     AirNet Communications Corporation (ANCC)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year


     12/99
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                           12/09/99       X                 8,178    A      $3.67        8,178       (1)       (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           12/10/99       C               724,084    A   $.01506477    724,084       (1)       (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           12/10/99       C                11,243    A   $.00374740     11,243       (1)       (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            ---           ---                ---     --     ---        788,700       ---       ---
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Series A Senior
Convertible                                                                  Common
Preferred Stock  $.00374740  12/10/99   C           11,243    Immed.         Stock      11,243                      (1)      (1)
----------------------------------------------------------------------------------------------------------------------------------
Series D Senior
Convertible                                                                  Common
Preferred Stock  $.01506477  12/10/99   C           13,695    Immed.         Stock      13,695                      (1)      (1)
----------------------------------------------------------------------------------------------------------------------------------
Series E Senior
Convertible                                                                  Common
Preferred Stock  $.01506477  12/10/99   C          422,932    Immed.         Stock     422,932                      (1)      (1)
----------------------------------------------------------------------------------------------------------------------------------
Series F Senior
Convertible                                                                  Common
Preferred Stock  $.01506477  12/10/99   C          275,590    Immed.         Stock     275,590                      (1)      (1)
------------------------------------------------------------------------------------------------------------------------------------
Series G Senior
Convertible                                                                  Common
Preferred Stock  $.01506477  12/10/99   C           11,867    Immed.         Stock      11,867                      (1)      (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Warrant                                                                      Common
(Right to Buy)   $     3.67  12/09/99   X            8,178    Immed. 6/10/09 Stock       8,178                      (1)      (1)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) These securities are owned directly by The P/A Fund, L.P. ("P/A"), a ten percent owner of the issuer; and indirectly by APA Pennsylvania Partners II, L.P. ("APA Pennsylvania") and Fostin Capital Partners II, L.P. ("Fostin"), General Partners of P/A, and Alan Patricof, George M. Jenkins, Janet Effland, Robert M. Chefitz, Greg Case and Salem Shuchman, General Partners of APA Pennsylvania, and Joel P. Adams ("Adams") and William C. Hulley, the General Partners of Fostin (collectively, the "General Partners"). The General Partners disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.


The P/A Fund, L.P.
By:  Fostin Capital II, L.P., General Partner



/s/ Joel P. Adams                                          January 10, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Name:                         APA Pennsylvania Partners II, L.P.

Address:                      c/o Patricof & Co..
                              445 Park Avenue
                              New York, NY  10022


Designated Filer:             The P/A Fund, L.P.


Issuer and Ticker
Symbol:                       AirNet Communications Corporation  (ANCC)



Statement for
Month/Year:                   12/99


                              APA Pennsylvania Partners II, L.P.


Signature:                    /s/ Robert M. Chefitz
                              --------------------------------------------------
                              Robert M. Chefitz, General Partner

Name:                         Alan Patricof

Address:                      c/o Patricof & Co..
                              445 Park Avenue
                              New York, NY  10022


Designated Filer:             The P/A Fund, L.P.


Issuer and Ticker
Symbol:                       AirNet Communications Corporation  (ANCC)


Statement for
Month/Year:                   12/99




Signature:                    /s/ Alan Patricof
                              --------------------------------------------------
                              Alan Patricof

Name:                         George M. Jenkins

Address:                      c/o Patricof & Co..
                              445 Park Avenue
                              New York, NY  10022


Designated Filer:             The P/A Fund, L.P.


Issuer and Ticker
Symbol:                       AirNet Communications Corporation  (ANCC)


Statement for
Month/Year:                   12/99



Signature:                    /s/ George M. Jenkins
                              --------------------------------------------------
                              George M. Jenkins

Name:                         Janet Effland

Address:                      c/o Patricof & Co..
                              445 Park Avenue
                              New York, NY  10022


Designated Filer:             The P/A Fund, L.P.


Issuer and Ticker
Symbol:                       AirNet Communications Corporation  (ANCC)


Statement for
Month/Year:                   12/99



Signature:                    /s/ Janet Effland
                              --------------------------------------------------
                              Janet Effland

Name:                         Robert M. Chefitz

Address:                      c/o Patricof & Co..
                              445 Park Avenue
                              New York, NY  10022


Designated Filer:             The P/A Fund, L.P.


Issuer and Ticker
Symbol:                       AirNet Communications Corporation  (ANCC)


Statement for
Month/Year:                   12/99




Signature:                    /s/ Robert M. Chefitz
                              --------------------------------------------------
                              Robert M. Chefitz

Name:                         Greg Case

Address:                      c/o Patricof & Co..
                              445 Park Avenue
                              New York, NY  10022


Designated Filer:             The P/A Fund, L.P.


Issuer and Ticker
Symbol:                       AirNet Communications Corporation  (ANCC)


Statement for
Month/Year:                   12/99




Signature:                    /s/ Greg Case
                              --------------------------------------------------
                              Greg Case

Name:                         Salem Shuchman

Address:                      c/o Patricof & Co..
                              445 Park Avenue
                              New York, NY  10022


Designated Filer:             The P/A Fund, L.P.


Issuer and Ticker
Symbol:                       AirNet Communications Corporation  (ANCC)


Statement for
Month/Year:                   12/99




Signature:                    /s/ Salem Shuchman
                              --------------------------------------------------
                              Salem Shuchman

Name:                         APA Pennsylvania Partners II, L.P.

Address:                      c/o Adams Capital Management, Inc.
                              518 Broad Street
                              Sewickley, PA  15143


Designated Filer:             The P/A Fund, L.P.


Issuer and Ticker
Symbol:                       AirNet Communications Corporation  (ANCC)


Statement for
Month/Year:                   12/99


                              FOSTIN CAPITAL PARTNERS II, L.P.



Signature:                    /s/ Joel P. Adams
                              --------------------------------------------------
                              Joel P. Adams, General Partner

Name:                         Joel P. Adams

Address:                      c/o Adams Capital Management, Inc.
                              518 Broad Street
                              Sewickley, PA  15143


Designated Filer:             The P/A Fund, L.P.


Issuer and Ticker
Symbol:                       AirNet Communications Corporation  (ANCC)


Statement for
Month/Year:                   12/99



Signature:                    /s/ Joel P. Adams
                              --------------------------------------------------
                              Joel P. Adams

Name:                         William C. Hulley

Address:                      c/o Adams Capital Management, Inc.
                              518 Broad Street
                              Sewickley, PA  15143


Designated Filer:             The P/A Fund, L.P.


Issuer and Ticker
Symbol:                       AirNet Communications Corporation  (ANCC)


Statement for
Month/Year:                   12/99




Signature:                    /s/ William C. Hulley
                              --------------------------------------------------
                              William C. Hulley